PRODUCT SUPPLY AGREEMENT

This Product Supply Agreement (the "**Product Supply Agreement**") is made and entered into effective as of the 7th day of July, 2021 (the "**Effective Date**"), by and between Gold Billion Global Limited ("GBG") a company incorporated in the British Virgin Islands , and a wholly owned subsidiary of Verde Resources Inc (VRDR), a company registered in the state of Nevada, having its business address at Block B-5, 20/F, Great Smart Tower, 230 Wanchai Road, Wanchai, Hong Kong SAR and MRX Xtractors, LLC ("**MRX**") (DBA – MRX Technologies), an Oregon limited liability company, with an address of 461 NE 3rd Ave., Canby, Oregon, 97013. MRX and GBG may be referred to herein as a "**Party**" and collectively, the "**Parties**."

WHEREAS, MRX is a manufacturer and supplier of novel ingredients and white-label products, which are more particularly described on Exhibit A attached hereto (the "**Products**"); and,

WHEREAS, GBG distributes consumer products that include but are not limited to the cannabis and hemp industry (the "**Industry**") and the sale and service of cannabis and hemp products; and,

WHEREAS, GBG and MRX desire to establish a purchase and supply arrangement pertaining to MRX Products; and,

WHEREAS, MRX and GBG desire to enter into this Agreement which sets forth the terms upon which GBG will purchase the Products from MRX, and GBG will sell and distribute the Products to its Industry customers ("**Customers**"), which are companies who meet the regulations in the jurisdictions they operate.

NOW, THEREFORE, premises considered, for good and valuable consideration, the Parties agree as herein set forth.

1.0 Grant of Distribution Rights. MRX hereby grants GBG or its nominated fellow subsidiary or associate, and GBG hereby accepts from MRX the right to distribute the Products to its Customers, upon and subject to all terms and conditions set forth in this Agreement. GBG covenants and agrees to purchase the Products for its own account from MRX and to market, sell and distribute such Products.

2.0 Sales Restrictions. GBG will only sell to Eligible Customers described in Exhibit F, who hold the proper regulatory approvals with provided documentation and have satisfied MRX's requirements to represent Product(s).

3.0 Relationship between MRX and GBG. Nothing in this Agreement shall be construed to constitute one Party as a partner, associate, dependent contractor, mandatary, or employee of the other Party, nor shall either Party have any authority to bind the other in any respect, it being intended that each Party shall remain an independent contractor responsible for its own actions. Without limiting the foregoing, unless otherwise specifically agreed, one Party has no authority to make contracts or create representations on behalf of the other Party. GBG will only seek able Customers and is expected to properly maintain regulatory approvals, accounting, sales targets, logistics, and servicing.

4.0 Term; Termination.

(a) The term of this Agreement (the "**Term**") shall commence on the Effective Date and continue for three years or until the earlier of the following: (i) the mutual agreement of the Parties to the termination of this Agreement, or (ii) immediately if a Party ceases to carry on business or becomes insolvent, breaches covenants of this agreement, or commences any proceedings or any proceedings are commenced against it under any bankruptcy or insolvency legislations or makes an assignment for the benefit of its creditors or proposes a compromise or arrangement to its creditors or if a receiver of its assets or any substantial part thereof is appointed.

(b) Once this Agreement has terminated, MRX shall maintain the right to sell the Products to Customers.

5.0 Products. The Products will be set forth on Exhibit A and designated into classes of Products. The initial class of Products is set forth on Exhibit A-1. Any future classes of Products offered by MRX shall be added by amending Exhibit A to add such class of Products as the next Exhibit A in numerical order (e.g., the next class of introduced Products will be designated by adding Exhibit A-2).

6.0 Pricing, Sale and Delivery of Products.

(a) Subject to and in accordance with the terms and conditions hereof, MRX agrees to sell to GBG, and GBG agrees to buy from MRX, the Products at the respective prices set forth for each class of Products in Exhibit B hereto (the "**Pricing Schedule**"). With a 30-day notice to GBG MRX may alter and revise the Pricing Schedule and that such revised Pricing Schedule shall be effective as to any orders only after 30 days following the delivery of such Pricing Schedule to GBG.

(b) During the Term, GBG may submit an order for the Products by issuing a purchase order containing a description of the Products requested, the quantity of Products requested, an easily identifiable Purchase Order number, and the date of delivery requested by the purchasing Customer (each, a "**Purchase Order**"). MRX will acknowledge receipt and expressly confirm or reject the Purchase Order within three business days of receipt of the Purchase Order from GBG, providing the expected delivery date in a written confirmation to GBG. MRX agrees to use its best efforts to meet the expected delivery date set out in the confirmation. Where there is a conflict between the terms and conditions stated in a Purchase Order form and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(c) All GBG purchases will be sent following the order being fully paid in accordance with terms of payment to be agreed upon, FOB from Clackamas, Canby Oregon, or Wilsonville with importing the responsibility of GBG. Before a Product can be released for shipment, there will be a checklist completed by GBG and provided to MRX that GBG has verified and approve the product order. This Checklist will confirm the types, quantity, and labels of the Product(s).

(d) GBG shall be responsible for any customs duties, clearance charges, taxes, brokers' fees and other amounts payable in connection with the importation, delivery and sale of the Products. Any Purchase Order made by GBG must be approved by a Principle of the GBG. It will be the importer's responsibility to ensure the products ordered meet their local laws and requirements. All

regulatory matters within the territory are the importer/distributor's responsibility, including claims and selling methods where MRX will be held harmless.

7.0 Payment Terms.

GBG will pay MRX in accordance to the terms of payment to be mutually agreed upon and incorporated into the Purchase Order prior to any Product shipment. Promptly after the delivery of the Products associated with any Purchase Order to a Customer, GBG will provide MRX a schedule for Customer sales education.

8.0 Staff Travel Costs

Wherever the GBG or MRX staff is traveling to support the GBGs Sales activity, they will each travel at their own company expense.

9.0 Advertising, Expositions, and another Sales Activity.

The GBG is responsible for advertising and marketing the products at their cost. The MRX will assist with advertising and marketing material free of charge and support specialist staff time to time.

10.0 MRX Representations and Warranties

(a) MRX expressly represents and warrants that all Products: (i) shall be new and shall be free and clear of all liens, claims and title defects or encumbrances; (ii) when delivered to a purchasing Customer's requested site of delivery from MRX's manufacturing facility, shall be free from defects in all material respects; (iii) shall be adequately contained, packaged, marked and labeled; (iv) when delivered to GBG's chosen facility from MRX's manufacturing facility, shall not infringe or violate any third party's intellectual property rights; and (v) shall be covered by the MRX warranty policy set forth on Exhibit C (the "**MRX Warranty**").

(b) The above warranties and the MRX Warranty shall extend and be in favor of GBG, its successors, assigns and Customers. GBG will not give any other warranties with respect to the Products except as authorized by MRX.

11.0 Return of Defective Products. Should any Products fail to conform with the specifications set forth for such Products in the applicable Purchase Order or otherwise be found to contain any defects GBG will validate this through the third-party testing of an MRX approved lab to confirm if the product attributes are or are not conforming to the specifications on the purchase order, and if the results are that a product is not conforming then MRX will provide a credit GBG for any Products or replace the products based on what MRX decides. In such case, MRX will have no further liability in respect of such Products, provided that GBG notifies MRX of the non-conforming or defective Products within 30 days of delivery of such Products. MRX will be responsible to decide if directly reimbursing and issuing any and all payment for the return of defective Products or replace

the product to GBG. If GBG fails to give such notice to MRX within the prescribed period, the Products shall be conclusively deemed to have been received by GBG's Customers without defects.

12.0 MRX Covenants. During the Term, MRX covenants to:

(a) develop, produce, manufacture and deliver the Products to GBG for the use in the Industry;

(b) use best efforts to timely supply the Products ordered under the Purchase Orders on the delivery date set forth in the applicable Purchase Order;

(c) deliver the Products to the purchasing Customers (or arrange for the delivery thereof);

(d) remain in compliance in all material respects with applicable laws in the performance of all obligations under this Agreement;

(e) provide adequate support and training services to GBG personnel;

(f) Third-party Testing (QA/QC Framework) – MRX and GBG will identify together two-three proficient analytical testing labs (handling cannabinoids) and validate their testing standards. These testing labs responsible for all QA/QC testing of MRX products. Finish format marketers will be required to work with one of the agreed analytical testing labs. We only use the agreed analytical testing to limit product testing variability, which is common across the market.

13.0 GBG Covenants. During the Term, GBG covenants to:

(a) to: solicit orders for the Products from present and potential Industry purchasers;

(b) promote MRX's Products particularly cannabinoids and other natural supplements, including formulas and products;

(c) advise MRX of any matter made known to GBG that may materially affect GBG's ability to make sales of the Products;

(d) conduct all commerce directly with its Customers, including maintaining the Customer relationship, collecting payment, and verifying Customer Eligibility for Products;

(e) service its Customers that have purchased the Products;

(f) remain in compliance in all material respects with applicable laws in the performance of all obligations under this Agreement;

(g) GBG should provide MRX the control quality attributes (CQA) for each product that MRX will provide to GBG of which identifies all of the acceptable product attributes/characteristics MRX will ensure each product meets. The CQA includes the delivery method, product volume, the ingredients with acceptable volume of each, the dosing requirement, product container, packaging &

label requirements, stability requirements, and disclaimers. If GBG does not provide MRX a CQA, MRX will define the CQA for each product supplied to GBG that GBG will accept.

(h) The GBG will maintain a reasonable stock level of products to satisfy market needs and increasing product demand.

(i) make no false or misleading statements or representations in advertising, printed material or other media with respect to the Products;

(j) comply with all commercially reasonable MRX policies, certification, training, and reporting requirements imposed by MRX;

(k) timely payments due to MRX in respect of the purchase of the Products based on terms to be agreed mutually by both parties;

(l) pay for any customs duties, clearance charges, taxes, brokers' fees, and other amounts payable that arise in connection with the importation, delivery and sale or storage of the Products subsequent to Customer's receipt of the Products from MRX's manufacturing facility; and

(m) acquire and maintain all necessary and appropriate authorizations, licenses, permits, and permissions to fully perform, be responsible for and meet all the obligations and liabilities relating to GBG set forth in the Agreement.

(n) GBG shall work with MRX to have the finished product label include the name and logo of MRX's brand as a supporting manufacturer and/or supplier which shall be displayed on the front panel and the ingredient description.

(o) GBG will hold necessary insurance and indemnities to protect MRX.

(p) GBG and MRX will define each product based on a Control Quality Attributes (CQA) listed for each Stock Keeping Unit (SKU's). MRX will approve the formulation, the product application, and education/marketing.

14.0 Insurance. Each Party shall, at its sole cost, maintain Commercial General Liability Insurance (which may be in the form of self-insurance) sufficient and in proper form and nature to cover such Party's indemnification obligations hereunder. Each Party shall provide the other Party satisfactory evidence of the maintenance of such insurance at the request of the other Party.

15.0 Limitation of Liability. Neither MRX nor GBG shall be liable to the other for any indirect, incidental, punitive, or consequential damages, including any loss of profit or revenue, cost of capital, downtime costs, or costs of substitute products.

16.0 Indemnity. GBG shall indemnify, defend, and hold harmless MRX, its affiliates, and their employees, officers, directors, shareholders, consultants, agents, and advisors ("**MRX Indemnified Parties**") from and against any losses, costs, damages, expenses, liabilities, claims and demands ("**Losses**") to which the MRX Indemnified Parties may be subject by reason of any breach by GBG of any warranties, covenants, terms, or representations made by GBG in this Agreement. MRX shall indemnify, defend, and hold harmless GBG, its affiliates, and their employees, officers,

directors, shareholders, consultants, agents, and advisors ("**GBG Indemnified Parties**") from and against any Losses to which the GBG Indemnified Parties may be subject by reason of any breach by MRX of any warranties, covenants, terms or representations made by MRX in this Agreement.

17.0 License Grant and Intellectual Property. Any trademarks, trade names, trade secretes patents, trade practices, business insights, formulas, products or concepts, that could be competitive to the MRX, and other intellectual property rights connected with the Products, including the MRX Technologies as set out in Exhibit E (the "**Intellectual Property**"), are and shall remain the property of MRX; provided, however, MRX hereby grants GBG for the duration of the Term, a revokable royalty-free, license to the Intellectual Property for use in the Industry solely as part of the marketing and promotion of the Products for sales.

18.0 Non-Solicitation. For a period of the Term and two years after the expiration of the Term, each Party shall not, either on its own account or in conjunction with or on behalf of any other person, directly or indirectly, without the prior written consent of the other Party, (i) induce, solicit or entice any employee of the other Party to leave their employment or any agent to terminate or not renew its relationship with the other Party or (ii) employ, solicit the employment of, or assist any person to employ any employee of the other Party; provided that the provisions of this Section 18.0 will not apply to any solicitation directed at the public in general or employment resulting from such solicitation.

19.0 Non-Compete. The GBG agrees not to manufacture, market, or sell ingredients, formulas, or products that compete for sales with the MRX's Products for a period of 36 months and will not compete or circumvent any potential patents filed/granted to MRX during the patent period after termination of this contract.

20.0 Confidentiality. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information (collectively, "**Confidential Information**"). Confidential Information shall not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving party at the time of disclosure; or (c) rightfully obtained by receiving party on a non-confidential basis from a third party.

The receiving party shall not disclose any such Confidential Information to any person or entity, except to the receiving party's employees who have a need to know the Confidential Information for the receiving party to perform its obligations hereunder. On the expiration or termination of the Agreement, the receiving party shall promptly return to the disclosing party all copies, whether in written, electronic, or other form of media, of the disclosing party's Confidential Information, or destroy all such copies and certify in writing to the disclosing party that such Confidential Information has been destroyed.

21.0 Public Announcements and Press Releases. No public announcement or press releases with respect to this Agreement or any transaction contemplated hereby shall be made by the Parties hereto unless and until the text and content of the announcement and the time and manner of its release have been approved in writing by the MRX. Notwithstanding the above, a Party may make a public announcement or press release without approval of the other Party if such public announcement or press release is required to be disseminated under applicable securities laws.

22.0 Assignment. Neither Party may assign any aspect of this Agreement without the other Party's prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, this Agreement may be assigned by either Party without the consent of the other Party in connection with a merger, group restructuring where assignment is to a fellow subsidiary or associate company, consolidation, sale of all of the equity interests of the party, or a sale of all or substantially all of the assets of the Party assigning this Agreement.

23.0 Force Majeure. Each Party will not be liable for any loss or damage due to delay or non-delivery caused by pandemic, fire, strike, lock-out, labor dispute, civil or military authority, delay in carriers, non-delivery of materials or, without construing the foregoing as words of limitation, any matter beyond its reasonable control. The Party subject to a force majeure event shall give the other Party written notice thereof.

24.0 Notices. Any notice or other communication required or permitted to be given hereunder or for the purpose hereof to any Party shall be in writing and shall be sufficiently given if delivered personally to such Party, sent by registered or certified mail, by facsimile, by courier service or other similar method of recorded communication to such Party (a copy of any notice sent by e-mail shall also be sent according to one of the above-mentioned delivery methods):

In the case of a notice to GBG at:

Gold Billion Global Limited

Block B-5, 20/F, Great Smart Tower
230 Wanchai Road, Wanchai, Hong Kong SAR

Email:	bala@verderesources.com
Attention of:	Balakrishnan B.S Muthu

In the case of a notice to MRX at:

MRX Xtractors LLC

461 NE 3rd Ave
Canby, OR 97013

Email:	jonah@mrxxtractors.com
Attention of:	Jonah Barber

or at such other address or person as may be designated by notice by either Party to the other.

25.0 Miscellaneous.

(a) The law governing this Agreement shall be that of the State of Oregon.

(b) The Parties agree that venue of any lawsuit arising from or in connection with the terms of this Agreement shall be in the state or federal courts in Oregon.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(d) The failure of either Party to seek any remedies for any breach by the other Party shall not be construed as a waiver of any succeeding breach.

(e) Each counterpart of this Agreement shall be considered to be an original once signed by both Parties, it being understood, however, that these counterparts shall constitute one and the same Agreement.

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EXECUTED by the Parties to be effective as of the Effective Date.

GOLD BILLION GLOBAL LIMITED	MRX XTRACTORS LLC
By: ______________________	By: Jonah Barber
Balakrishnan B.S Muthu	Jonah Barber
Date: July 7th 2021	Date: July 7th, 2021

<u>Exhibit A-1</u>

Description of Products

(Add each product and CQA attributes of which include the product name, ingredients, dosage, stability requirements, delivery method, packaging, and label requirements)

Each order will be placed at least 60 days in advance of the manufacturing period to define the CQA attributes of the products on the order.

Exhibit B

Pricing Schedule
(for each product listed in A-1)

Product #1 - MOQ Price TBD

Product #2 - MOQ Price TBD

<u>Exhibit C</u>

MRX Warranty

Should any Products fail to conform with the specifications set forth for such Products in the applicable Purchase Order or otherwise be found to not meet the CQA specification GBG will validate this through the third-party testing of an MRX approved lab to confirm if the product attributes are or are not conforming to the specifications on the purchase order, and if the results are that a product is not conforming then MRX will provide a credit GBG for any Products or replace the products based on what MRX decides. In such case, MRX will have no further liability in respect of such Products, provided that GBG notifies MRX of the non-conforming or defective Products within 30 days of delivery of such Products. MRX will be responsible to decide if directly reimbursing and issuing all payment for the return of defective Products or replace the product to GBG. If GBG fails to give such notice to MRX within the prescribed period, the Products shall be conclusively deemed to have been received by GBG's Customers without defects.

[See Attached] **[NTD: to be provided.]**

Exhibit E

MRX Intellectual Property

[See Attached] **[NTD: to be provided.]**

GBG will have right to distribute MRX products based on the terms of this agreement.

Exhibit F

Eligible Customers

[See Attached] **[NTD: to be provided.]**

GBGMRX assumes GBG only works with customers who have all the necessary legal authorizations to buy, sell, and market products.